Exhibit 15.1

October 24, 2005

ENSCO International Incorporated
500 North Akard Street
Suite 4300
Dallas, Texas  75201-3331

Re:  Registration Statement on Form S-3, (No. 333-37897), Form S-8 (No. 333-58625, 333-10733, 33-40282, 33-41294 and 333-125048).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 24, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to October 24, 2005.

/s/ KPMG LLP

Dallas, Texas